Exhibit 99.1

PRESS RELEASE

Merchants Bancorp Reports Full Year and Fourth Quarter 2020 Results

For Release January 28, 2021

•	Full year 2020 net income of $180.5 million increased 133% compared to 2019

•	Full year 2020 diluted earnings per share of $5.77 increased 143% compared to 2019

•	Fourth quarter 2020 net income of $59.8 million increased 99% compared to the fourth quarter of 2019 and increased 9% compared to the third quarter of 2020

•	Fourth quarter 2020 diluted earnings per common share of $1.95 increased 112% compared to the fourth quarter of 2019 and increased 9% compared to the third quarter of 2020

•	Total assets of $9.6 billion increased $3.3 billion, or 51%, compared to December 31, 2019, driven by strong loan growth

•	Total loans receivable and loans held for sale increased $3.5 billion, or 68%, compared to December 31, 2019, and increased $405.0 million, or 5%, compared to September 30, 2020

•	Credit quality remained exceptionally high, with only 11 loans remaining in payment deferral arrangements due to COVID-19, having unpaid balances of only $0.9 million, or 0.01%, of total loans and loans held for sale

•	Return on average assets was 2.57% in the fourth quarter of 2020 compared to 1.81% in the fourth quarter of 2019 and 2.34% in the third quarter of 2020

CARMEL, Indiana – (PR Newswire) - Merchants Bancorp (the “Company” or “Merchants”) (Nasdaq: MBIN), parent company of Merchants Bank of Indiana, today reported fourth quarter 2020 net income of $59.8 million, or diluted earnings per share of $1.95. This compared to $30.1 million, or diluted earnings per share of $0.92 in the fourth quarter of 2019, and compared to $55.0 million, or diluted earnings per share of $1.79 in the third quarter of 2020.

The $29.7 million, or 99%, increase in net income for the fourth quarter 2020 compared to the fourth quarter of 2019 was driven by a $31.6 million, or 84%, increase in net interest income that reflected significant growth in mortgage warehouse loans, and an 88% increase in gain on sale of loans, primarily from higher growth in both single-family and multi-family mortgages.

The $4.8 million, or 9%, increase in net income for the fourth quarter 2020 compared to the third quarter of 2020 was primarily driven by a $3.9 million, or 6%, increase in net interest income that also reflected significant growth in mortgage warehouse loans and a 20 basis point increase in the net interest margin.

“The continued strength of our results in the fourth quarter capped off a year of record-setting performance that defied the economic challenges of a global pandemic. Our investments in technology, talent, and home-grown synergistic businesses, along with conservative underwriting, allowed us to capitalize on historically low interest rates to generate a 133% increase in net income during 2020. We also saw our earnings per share grow by 143% and assets grow by 51% compared to 2019. Additionally, during the fourth quarter we delivered a return on average assets of 2.57%, a return on average tangible shareholders’ equity of 40.6%, a tangible book value of $20.17 per share, and an industry-leading efficiency ratio of 24.5%,” said Michael F. Petrie, Chairman and CEO of Merchants.

Michael J. Dunlap, President and Chief Operating Officer of Merchants, added, “We are entering 2021 in a strong position to deliver financial solutions within our unique and successful business model.  We remain optimistic about our future because of the hard work and dedication of our employees.”

Total Assets

Total assets of $9.6 billion at December 31, 2020 increased $3.3 billion, or 51%, compared to December 31, 2019, and increased $114.9 million, or 1%, compared to September 30, 2020.

The 51% increase compared to December 31, 2019 was primarily due to growth in loans held for sale and loans receivable, which increased a combined total of $3.5 billion, or 68%. The increase reflected the significant loan growth generated from mortgage warehouse business, primarily resulting from lower interest rates that increased the origination volume and refinancing in the single-family mortgage market, as well as higher loan volume generated in multi-family business.

Return on average assets was 2.57% for the fourth quarter of 2020 compared to 1.81% for the fourth quarter of 2019 and 2.34% for the third quarter of 2020.

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Asset Quality

The allowance for loan losses of $27.5 million at December 31, 2020 increased $11.7 million compared to December 31, 2019 and increased $4.1 million compared to September 30, 2020. The increases were primarily based on growth in the loan portfolio, but also reflected uncertainties surrounding the COVID-19 pandemic. Approximately 87% of the $11.7 million increase compared to December 31, 2019, was related primarily to loan growth, while an additional provision associated with the COVID-19 pandemic represented approximately $0.6 million, or 5%, of the increase. Because it is still too early to know the full extent of potential future losses associated with the impact of COVID-19, the Company continues to monitor the situation and may need to adjust future expectations as developments occur.

Merchants believes it has minimal direct exposure to consumer, commercial and other small businesses that may be negatively impacted by COVID-19 but continues to assist customers facing financial setbacks. As of December 31, 2020, the Company had only 11 loans remaining in payment deferral arrangements, with unpaid balances of $0.9 million that represented 0.01% of total loans and loans held for sale. This compared favorably to the unpaid balances of $1.6 million at September 30, 2020.

Non-performing loans were $6.3 million, or 0.11%, of loans receivable at December 31, 2020, compared to $4.7 million, or 0.15% of loans receivable at December 31, 2019, and compared to $7.9 million, or 0.16% of loans receivable at September 30, 2020. The increase in non-performing loans compared to December 31, 2019 was primarily related to one collateralized agricultural loan that was delinquent greater than 90 days, with repayment still anticipated.

Total Deposits

Total deposits of $7.4 billion at December 31, 2020 increased $1.9 billion, or 35%, compared to December 31, 2019, and increased $323.4 million, or 5%, compared to September 30, 2020. The increases compared to both periods were primarily due to growth in traditional demand accounts, as the Company significantly reduced its balances of brokered certificates of deposits.

Total brokered deposits of $1.2 billion at December 31, 2020 decreased $983.3 million, or 46%, from December 31, 2019 and decreased $554.2 million from September 30, 2020. Brokered deposits represented 16% of total deposits at December 31, 2020 compared to 39% of total deposits at December 31, 2019 and 24% of total deposits at September 30, 2020.

Liquidity

The Company continues to have significant borrowing capacity, with unused lines of credit at $2.6 billion at December 31, 2020. This liquidity enhances the ability to effectively manage interest expense and assets levels in the future. The Company began utilizing the Federal Reserve’s discount window during the second quarter of 2020 and the Paycheck Protection Program Liquidity Facility (“PPPLF”) during the third quarter of 2020, which have contributed to lower interest expenses and increased borrowing capacity.

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Net Interest Income

Net interest income of $69.2 million in the fourth quarter of 2020 increased $31.6 million, or 84%, compared to the fourth quarter of 2019 and increased $3.9 million, or 6%, compared to the third quarter of 2020.

The 84% increase in net interest income compared to the fourth quarter of 2019 reflected significantly higher loan growth and a higher net interest margin. The interest rate spread of 2.95% for the fourth quarter of 2020 increased 88 basis points compared to 2.07% in the fourth quarter of 2019. The net interest margin of 3.01% for the fourth quarter of 2020 increased 70 basis points compared to 2.31% for the fourth quarter of 2019. The increase in net interest margin compared to the fourth quarter of 2019 reflected lower funding costs that outpaced the lower interest rates on loans.

The 6% increase in net interest income compared to the third quarter of 2020 reflected an interest rate spread of 2.95% that increased 21 basis points compared to 2.74% in the third quarter of 2020. The net interest margin of 3.01% for the fourth quarter of 2020 also increased 20 basis points compared to 2.81% for the third quarter of 2020. The increase in net interest margin compared to the third quarter of 2020 reflected lower funding costs and modestly higher interest rates on loans.

Interest Income

Interest income of $77.9 million in the fourth quarter of 2020 increased $14.1 million, or 22%, compared to the fourth quarter of 2019 and increased $1.6 million, or 2%, compared to the third quarter of 2020.

The 22% increase in interest income compared to the fourth quarter of 2019 was primarily due to significant loan growth that was partially offset by lower rates. The higher interest income reflected a $3.0 billion, or 57%, increase in the average balance of loans, including loans held for sale, which reached $8.1 billion for the fourth quarter of 2020. The average yield on loans and loans held for sale of 3.64% for the fourth quarter of 2020 decreased 71 basis points compared to 4.35% for the fourth quarter of 2019. The decline in average yields reflected higher loan volume and lower overall interest rates in the fourth quarter of 2020.

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The 2% increase in interest income compared to the third quarter of 2020 reflected a $217.8 million, or 3%, increase in the average balance of loans, including loans held for sale, which reached $8.1 billion for the fourth quarter of 2020. The average yield on loans and loans held for sale of 3.64% for the fourth quarter of 2020 increased 3 basis points compared to 3.61% for the third quarter of 2020.

Interest Expense

Total interest expense of $8.7 million for the fourth quarter of 2020 decreased $17.5 million, or 67%, compared to the fourth quarter of 2019 and decreased $2.3 million, or 21%, compared to the third quarter of 2020. Interest expense on deposits of $7.1 million for the fourth quarter of 2020 decreased $17.9 million, or 72%, compared to the fourth quarter of 2019 and decreased $2.0 million, or 22%, compared to the third quarter of 2020.

The 72% decrease in interest expense on deposits compared to the fourth quarter of 2019 was primarily due to significant decreases in balances and rates of brokered certificates of deposits, as well as higher balances of custodial interest-bearing checking accounts with warehouse customers that are tied to short-term LIBOR rates, which declined significantly. The average balance of interest-bearing deposits of $6.8 billion for the fourth quarter of 2020 increased $1.3 billion, or 23%, compared to the fourth quarter of 2019. The average cost of interest-bearing deposits was 0.41% for the fourth quarter of 2020, which was a 137 basis point decrease compared to 1.78% for the fourth quarter of 2019.

The 22% decrease in interest expense on deposits compared to the third quarter of 2020 was primarily due to the decreases in balances of brokered certificates of deposits. The average balance of interest-bearing deposits of $6.8 billion for the fourth quarter of 2020 decreased $402.7 million, or 6%, compared to the third quarter of 2020. The average cost of interest-bearing deposits was 0.41% for the fourth quarter of 2020, which was a 9 basis point decrease compared to 0.50% in the third quarter of 2020.

Noninterest Income

Noninterest income of $42.7 million for the fourth quarter of 2020 increased $20.0 million, or 88%, compared to the fourth quarter of 2019 and increased $4.1 million, or 11%, compared to the third quarter of 2020.

The 88% increase in noninterest income compared to the fourth quarter of 2019 was primarily due to a $13.5 million, or 88%, increase in gain on sale of loans and a $3.4 million increase in mortgage warehouse fees. Noninterest income for the fourth quarter of 2020 included a $2.1 million positive fair market value adjustment to mortgage servicing rights, which compared to a $1.1 million positive fair market value adjustment for the fourth quarter of 2019.

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The 11% increase in noninterest income compared to the third quarter of 2020 was primarily due to a $3.7 million increase in loan servicing fees. Included in loan servicing fees for the fourth quarter of 2020 was a $2.1 million positive fair market value adjustment to mortgage servicing rights, which compared to a $1.0 million negative fair market value adjustment for the third quarter of 2020.

At December 31, 2020, the mortgage servicing rights asset was valued at $82.6 million, an increase of 11% compared to December 31, 2019 and an increase of 9% compared to September 30, 2020. The value of mortgage servicing rights generally increases in rising interest rate environments and declines in falling interest rate environments.

Noninterest Expense

Noninterest expense of $27.5 million for the fourth quarter of 2020 increased $8.6 million, or 46%, compared to the fourth quarter of 2019 and increased $1.1 million, or 4%, compared to the third quarter of 2020.

The 46% increase in noninterest expense compared to the fourth quarter of 2019 was due primarily to a $6.1 million, or 59%, increase in salaries and employee benefits to support business growth and a $1.9 million, or 192%, increase in loan expenses. The efficiency ratio of 24.5% for the fourth quarter of 2020 compared to 31.2% for the fourth quarter of 2019.

The 4% increase in noninterest expense compared to the third quarter of 2020 was primarily due to a $0.9 million, or 133%, increase in professional fees. The efficiency ratio of 24.5% for the fourth quarter of 2020 compared to 25.4% for the third quarter of 2020.

Segments

For the fourth quarter of 2020, net income for Mortgage Warehousing increased 137% compared to the fourth quarter of 2019, reflecting significant growth in net interest income from higher loan volume.

For the fourth quarter of 2020, net income for Multi-family Mortgage Banking increased 39% compared with the fourth quarter of 2019, primarily due to higher gain on sale of loans that was partially offset by higher salaries and benefit expenses to support growth. The segment increased 142% compared to the third quarter of 2020, primarily due to higher noninterest income from gain on sale of loans and loan servicing fees that reflected a positive fair market value adjustment.

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For the fourth quarter of 2020, net income for Banking increased 133% compared to the fourth quarter of 2019, reflecting higher net interest income and gain on sale of loans in the single-family mortgage business.

About Merchants Bancorp

Merchants Bancorp is a diversified bank holding company headquartered in Carmel, Indiana operating multiple lines of business, including Federal Housing Administration ("FHA") multi-family housing and healthcare facility financing and servicing; mortgage warehouse financing; retail and correspondent residential mortgage banking; agricultural lending; and traditional community banking. Merchants Bancorp, with $9.6 billion in assets and $7.4 billion in deposits as of December 31, 2020, conducts its business primarily through its direct and indirect subsidiaries, Merchants Bank of Indiana, Merchants Capital Corp., Farmers-Merchants Bank of Illinois, Merchants Capital Servicing, LLC, and Merchants Mortgage, a division of Merchants Bank of Indiana. For more information and financial data, please visit Merchants’ Investor Relations page at investors.merchantsbancorp.com.

Forward-Looking Statements

This press release contains forward-looking statements which reflect management’s current views with respect to, among other things, future events and financial performance. These statements are often, but not always, made through the use of words or phrases such as "may," "might," "should," "could," "predict," "potential," "believe," "expect," "continue," "will," "anticipate," "seek," "estimate," "intend," "plan," "projection," "goal," "target," "outlook," "aim," "would," "annualized" and "outlook," or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about the industry, management's beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control, such as the potential impacts of the COVID-19 pandemic. Accordingly, management cautions that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, estimates and uncertainties that are difficult to predict. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated in these forward-looking statements, including the impacts of the COVID-19 pandemic, such as the severity, magnitude, duration and businesses’ and governments’ responses thereto, on the Company’s operations and personnel, and on activity and demand across its businesses, and other factors identified in "Risk Factors" or "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company’s Annual Report on Form 10-K and other periodic filings with the Securities and Exchange Commission. Any forward-looking statements presented herein are made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

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MEDIA CONTACT: REBECCA MARSH

Merchants Bancorp

Phone: (317) 805-4356

Email: rmarsh@merchantsbankofindiana.com

INVESTOR CONTACT: JOHN MACKE

Merchants Bancorp

Phone: (317) 536-7421

Email: jmacke@merchantsbankofindiana.com

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Consolidated Balance Sheets
(Unaudited)
(In thousands, except share data)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2020	2020	2020	2019
Assets
Cash and due from banks	$10,063	$9,276	$13,830	$8,168	$13,909
Interest-earning demand accounts	169,665	419,926	389,357	559,914	492,800
Cash and cash equivalents	179,728	429,202	403,187	568,082	506,709
Securities purchased under agreements to resell	6,580	6,616	6,651	6,685	6,723
Mortgage loans in process of securitization	338,733	374,721	518,788	465,157	269,891
Available for sale securities	269,802	278,861	259,656	339,053	290,243
Federal Home Loan Bank (FHLB) stock	70,656	70,656	53,224	46,156	20,369
Loans held for sale (includes $40,044, $41,418, $42,000, $18,938 and $19,592, respectively, at fair value)	3,070,154	3,319,619	3,877,769	2,796,008	2,093,789
Loans receivable, net of allowance for loan losses of $27,500, $23,436, $20,497, $18,883 and $15,842, respectively	5,507,926	4,857,554	4,133,315	3,501,770	3,012,468
Premises and equipment, net	29,761	29,261	29,362	29,415	29,274
Mortgage servicing rights	82,604	75,772	72,889	69,978	74,387
Interest receivable	21,770	19,130	18,574	18,139	18,359
Goodwill	15,845	15,845	15,845	15,845	15,845
Intangible assets, net	2,283	2,657	3,038	3,419	3,799
Other assets and receivables	49,533	50,581	47,102	48,691	30,072
Total assets	$9,645,375	$9,530,475	$9,439,400	$7,908,398	$6,371,928
Liabilities and Shareholders' Equity
Liabilities
Deposits
Noninterest-bearing	$853,648	$666,081	$601,265	$327,805	$272,037
Interest-bearing	6,554,418	6,418,566	6,307,363	6,394,900	5,206,038
Total deposits	7,408,066	7,084,647	6,908,628	6,722,705	5,478,075
Borrowings	1,348,256	1,618,201	1,761,113	444,567	181,439
Deferred and current tax liabilities, net	20,405	22,405	21,020	25,013	16,917
Other liabilities	58,027	48,087	40,441	43,144	41,769
Total liabilities	8,834,754	8,773,340	8,731,202	7,235,429	5,718,200
Commitments and Contingencies
Shareholders' Equity
Common stock, without par value
Authorized - 50,000,000 shares
Issued and outstanding - 28,747,083 shares, 28,745,614 shares, 28,745,614 shares, 28,742,484 shares and 28,706,438 shares, respectively	135,857	136,103	135,949	135,746	135,640
Preferred stock, without par value - 5,000,000 total shares authorized
8% Preferred stock - $1,000 per share liquidation preference
Authorized - 50,000 shares Issued and outstanding - 41,625 shares	41,581	41,581	41,581	41,581	41,581
7% Series A Preferred stock - $25 per share liquidation preference
Authorized - 3,500,000 shares Issued and outstanding - 2,081,800 shares	50,221	50,221	50,221	50,221	50,221
6% Series B Preferred stock - $1,000 per share liquidation preference
Authorized - 125,000 shares Issued and outstanding - 125,000 shares (all equivalent to 5,000,000 depositary shares)	120,844	120,844	120,844	120,844	120,844
Retained earnings	461,744	407,979	358,895	323,651	304,984
Accumulated other comprehensive income	374	407	708	926	458
Total shareholders' equity	810,621	757,135	708,198	672,969	653,728
Total liabilities and shareholders' equity	$9,645,375	$9,530,475	$9,439,400	$7,908,398	$6,371,928

Consolidated Statement of Income
(Unaudited)
(In thousands, except share data)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2020	2020	2019	2020	2019
Interest Income
Loans	$74,515	$71,857	$56,829	$263,915	$186,428
Mortgage loans in process of securitization	2,542	3,250	2,256	11,122	6,690
Investment securities:
Available for sale - taxable	422	431	1,576	3,147	6,208
Available for sale - tax exempt	11	37	55	123	272
Federal Home Loan Bank stock	341	531	190	1,558	932
Other	80	152	2,893	2,925	11,465
Total interest income	77,911	76,258	63,799	282,790	211,995
Interest Expense
Deposits	7,106	9,104	25,051	52,238	84,661
Borrowed funds	1,568	1,832	1,127	6,406	5,036
Total interest expense	8,674	10,936	26,178	58,644	89,697
Net Interest Income	69,237	65,322	37,621	224,146	122,298
Provision for loan losses	4,114	2,981	1,993	11,838	3,940
Net Interest Income After Provision for Loan Losses	65,123	62,341	35,628	212,308	118,358
Noninterest Income
Gain on sale of loans	28,830	29,498	15,352	96,578	35,411
Loan servicing fees, net	3,069	(643)	2,200	(1,801)	(1,118)
Mortgage warehouse fees	5,926	6,833	2,555	20,980	7,145
Gains on sale of investments available for sale (1)	—	441	352	441	476
Other income	4,901	2,528	2,244	11,275	5,175
Total noninterest income	42,726	38,657	22,703	127,473	47,089
Noninterest Expense
Salaries and employee benefits	16,565	16,567	10,422	59,200	38,093
Loan expenses	2,938	2,944	1,007	9,085	4,534
Occupancy and equipment	1,438	1,420	1,793	5,733	4,609
Professional fees	1,657	712	826	3,664	2,326
Deposit insurance expense	759	1,404	1,393	5,800	2,747
Technology expense	832	903	848	3,061	2,623
Other expense	3,276	2,434	2,547	9,881	8,381
Total noninterest expense	27,465	26,384	18,836	96,424	63,313
Income Before Income Taxes	80,384	74,614	39,495	243,357	102,134
Provision for income taxes (2)	20,598	19,612	9,434	62,824	24,805
Net Income	$59,786	$55,002	$30,061	$180,533	$77,329
Dividends on preferred stock	(3,618)	(3,618)	(3,618)	(14,473)	(9,216)
Net Income Allocated to Common Shareholders	56,168	51,384	26,443	166,060	68,113
Basic Earnings Per Share	$1.95	$1.79	$0.92	$5.78	$2.37
Diluted Earnings Per Share	$1.95	$1.79	$0.92	$5.77	$2.37
Weighted-Average Shares Outstanding
Basic	28,745,767	28,745,614	28,706,438	28,742,494	28,705,125
Diluted	28,812,009	28,778,462	28,754,078	28,778,075	28,745,707

(1) Includes $0, $441, $352, $441, and $476, respectively, related to accumulated other comprehensive earnings reclassifications.
(2) Includes $0, $(97), $(86), $(97), and $(117), respectively, related to income tax (expense)/benefit for reclassification items.

Key Operating Results
(Unaudited)
($ in thousands, except share data)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2020	2020	2019	2020	2019
Noninterest expense	$27,465	$26,384	$18,836	$96,424	$63,313

Net interest income (before provision for losses)	69,237	65,322	37,621	224,146	122,298
Noninterest income	42,726	38,657	22,703	127,473	47,089
Total income	$111,963	$103,979	$60,324	$351,619	$169,387

Efficiency ratio	24.53%	25.37%	31.22%	27.42%	37.38%

Average assets	$9,317,570	$9,409,450	$6,639,736	$8,509,847	$5,262,300
Net income	$59,786	$55,002	$30,061	$180,533	$77,329
Return on average assets before annualizing	0.64%	0.58%	0.45%	2.12%	1.47%
Annualization factor	4.00	4.00	4.00	1.00	1.00
Return on average assets	2.57%	2.34%	1.81%	2.12%	1.47%
Return on average tangible common shareholders' equity (1)	40.64%	41.01%	25.65%	34.02%	17.56%
Tangible book value per common share (1)	$20.17	$18.30	$14.68	$20.17	$14.68
Tangible common shareholders' equity/tangible assets (1)	6.02%	5.53%	6.63%	6.02%	6.63%

(1) Non-GAAP financial measure - see "Reconciliation of Non-GAAP Measures"

(1) Reconciliation of Non-GAAP Financial Measures

Certain non-GAAP financial measures provide useful information to management and investors that is supplementary to the company's financial condition, results of operations and cash flows computed in accordance with GAAP; however, they do have a number of limitations.  As such, the reader should not view these disclosures as a substitute for results determined in accordance with GAAP, and they are not necessarily comparable  to non-GAAP financial measures that other companies use.  A reconciliation of GAAP to non-GAAP financial measures is below.  Net Income Available to Common Shareholders excludes preferred stock.  Tangible common equity is calculated by excluding the balance of goodwill and other intangible assets and preferred stock from the calculation of total assets.  Tangible Assets is calculated by excluding the balance of goodwill and intangible assets.  Tangible book value per share is calculated by dividing tangible common equity by the number of shares outstanding.

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2020	2020	2019	2020	2019
Net income	$59,786	$55,002	$30,061	$180,533	$77,329
Less: preferred stock dividends	(3,618)	(3,618)	(3,618)	(14,473)	(9,216)
Net income available to common shareholders	$56,168	$51,384	$26,443	$166,060	$68,113

Average shareholders' equity	$783,837	$732,533	$644,588	$719,630	$537,946
Less: average goodwill & intangibles	(18,334)	(18,707)	(19,607)	(18,899)	(20,243)
Less: average preferred stock	(212,646)	(212,646)	(212,675)	(212,646)	(129,881)
Tangible common shareholders' equity	$552,857	$501,180	$412,306	$488,085	$387,822

Annualization factor	4.00	4.00	4.00	1.00	1.00
Return on average tangible common shareholders' equity	40.64%	41.01%	25.65%	34.02%	17.56%

Total equity	$810,621	$757,135	$653,728	$810,621	$653,728
Less: goodwill and intangibles	(18,128)	(18,502)	(19,644)	(18,128)	(19,644)
Less: preferred stock	(212,646)	(212,646)	(212,646)	(212,646)	(212,646)
Tangible common shareholders' equity	$579,847	$525,987	$421,438	$579,847	$421,438

Assets	$9,645,375	$9,530,475	$6,371,928	$9,645,375	$6,371,928
Less: goodwill and intangibles	(18,128)	(18,502)	(19,644)	(18,128)	(19,644)
Tangible assets	$9,627,247	$9,511,973	$6,352,284	$9,627,247	$6,352,284

Ending common shares	28,747,083	28,745,614	28,706,438	28,747,083	28,706,438

Tangible book value per common share	$20.17	$18.30	$14.68	$20.17	$14.68
Tangible common shareholders' equity/tangible assets	6.02%	5.53%	6.63%	6.02%	6.63%

Merchants Bancorp
Average Balance Analysis
($ in thousands)
(Unaudited)

	Three Months Ended			Three Months Ended			Three Months Ended
	December 31, 2020			September 30, 2020			December 31, 2019
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets:

Interest-bearing deposits, and other	$328,635	$421	0.51%	$587,804	$683	0.46%	$702,706	$3,083	1.74%
Securities available for sale - taxable	276,358	422	0.61%	269,896	431	0.64%	288,935	1,576	2.16%
Securities available for sale - tax exempt	1,368	11	3.20%	5,145	37	2.86%	7,527	55	2.90%
Mortgage loans in process of securitization	397,237	2,542	2.55%	449,336	3,250	2.88%	286,712	2,256	3.12%
Loans and loans held for sale	8,141,559	74,515	3.64%	7,923,726	71,857	3.61%	5,182,530	56,829	4.35%
Total interest-earning assets	9,145,157	77,911	3.39%	9,235,907	76,258	3.28%	6,468,410	63,799	3.91%
Allowance for loan losses	(24,684)			(21,585)			(14,126)
Noninterest-earning assets	197,097			195,128			185,452

Total assets	$9,317,570			$9,409,450			$6,639,736

Liabilities & Shareholders' Equity:

Interest-bearing checking	4,301,607	1,256	0.12%	3,890,865	1,368	0.14%	1,971,710	7,652	1.54%
Savings deposits	185,515	41	0.09%	180,931	34	0.07%	154,997	76	0.19%
Money market	1,734,321	4,312	0.99%	1,578,956	3,861	0.97%	1,000,971	4,339	1.72%
Certificates of deposit	616,493	1,497	0.97%	1,589,852	3,841	0.96%	2,453,211	12,984	2.10%
Total interest-bearing deposits	6,837,936	7,106	0.41%	7,240,604	9,104	0.50%	5,580,889	25,051	1.78%

Borrowings	990,707	1,568	0.63%	800,021	1,832	0.91%	69,556	1,127	6.43%
Total interest-bearing liabilities	7,828,643	8,674	0.44%	8,040,625	10,936	0.54%	5,650,445	26,178	1.84%

Noninterest-bearing deposits	634,231			579,145			278,447
Noninterest-bearing liabilities	70,859			57,147			66,256

Total liabilities	8,533,733			8,676,917			5,995,148

Shareholders' equity	783,837			732,533			644,588

Total liabilities and shareholders' equity	$9,317,570			$9,409,450			$6,639,736

Net interest income		$69,237			$65,322			$37,621

Net interest spread			2.95%			2.74%			2.07%

Net interest-earning assets	$1,316,514			$1,195,282			$817,965

Net interest margin			3.01%			2.81%			2.31%

Average interest-earning assets to average interest-bearing liabilities			116.82%			114.87%			114.48%

Supplemental Results
(Unaudited)
($ in thousands)

	Net Income			Net Income
	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2020	2020	2019	2020	2019
Segment
Multi-family Mortgage Banking	$14,231	$5,891	$10,217	$29,172	$14,763
Mortgage Warehousing	32,387	33,793	13,690	106,329	34,766
Banking	16,389	17,486	7,028	53,637	31,854
Other	(3,221)	(2,168)	(874)	(8,605)	(4,054)
Total	$59,786	$55,002	$30,061	$180,533	$77,329

	Total Assets
	December 31,	September 30,	December 31,
	2020	2020	2019
Segment
Multi-family Mortgage Banking	$210,714	$194,624	$188,866
Mortgage Warehousing	4,893,513	5,179,664	3,124,684
Banking	4,498,880	4,111,984	3,018,568
Other	42,268	44,203	39,810
Total	$9,645,375	$9,530,475	$6,371,928

	Gain on Sale of Loans			Gain on Sale of Loans
	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2020	2020	2019	2020	2019
Loan Type
Multi-family	$17,070	$14,872	$14,177	$57,633	$32,891
Single-family	10,902	14,093	1,171	37,127	2,451
Small Business Association (SBA)	858	533	4	1,818	69
Total	$28,830	$29,498	$15,352	$96,578	$35,411

	Loans Receivable and Loans Held for Sale
	December 31,	September 30,	December 31,
	2020	2020	2019
Mortgage warehouse lines of credit	$1,605,745	$1,647,521	$765,151
Residential real estate	678,848	572,527	413,835
Multi-family and healthcare financing	2,749,020	2,125,516	1,347,125
Commercial and commercial real estate	387,294	419,812	398,601
Agricultural production and real estate	101,268	101,636	85,210
Consumer and margin loans	13,251	13,978	18,388
	5,535,426	4,880,990	3,028,310
Less: Allowance for loan losses	27,500	23,436	15,842
Loans receivable	$5,507,926	$4,857,554	$3,012,468

Loans held for sale	3,070,154	3,319,619	2,093,789
Total loans, net of allowance	$8,578,080	$8,177,173	$5,106,257